Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ELITE EDUCATION GROUP INTERNATIONAL LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value $0.0016 per share(1)	Rule 457(c) and Rule 457(h)	2,000,000	(2)	$1.43	$2,860,000	0.00011020	$315.17
	Total Offering Amounts						$2,860,000		$315.17
	Total Fees Previously Paid								0.00
	Total Fee Offsets								0.00
	Net Fee Due								$315.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of EpicQuest Education Group International Limited (the “Registrant”) that may be granted under the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Represents 2,000,000 shares of the Registrant that were added to the shares reserved for issuance under the 2019 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)) of the Securities Act of 1933, as amended, and based on $1.43 per share, the average of the high and low prices of the Registrant as reported on the Nasdaq Capital Market on August 7, 2023.